EXHIBIT 99.1

Avalon Acquisition Inc. Confirms Funding to Extend Period to Consummate Initial Business Combination

April 5, 2023 09:05 ET | Source: Avalon Acquisition Inc.

SAN FRANCISCO, April 5, 2023 (GLOBE NEWSWIRE) -- Avalon Acquisition Inc. (the “Company,” “we” or “our”), a special purpose acquisition company, announced today that The Beneficient Company Group, L.P. (“BCG”) deposited an aggregate of $2,070,000 into the Company’s trust account for the Company’s public stockholders, representing $0.10 per public share, which enables us to extend the period of time we have to consummate our initial business combination by three months from April 8, 2023 to July 8, 2023 (the “Second Extension”). The Second Extension is the second of up to two three-month extensions permitted under the Company’s governing documents. We also received notice from our sponsor that our sponsor intends to effect the Second Extension, and our Board of Directors approved such Second Extension.

As previously announced, on September 21, 2022, the Company, BCG, Beneficient Merger Sub I, Inc., and Beneficient Merger Sub II, LLC, entered into a business combination agreement (the “Business Combination Agreement”).

About Avalon Acquisition Inc.

Avalon Acquisition Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are led by Executive Chairman Donald H. Putnam and Chief Executive Officer S. Craig Cognetti.

Important Information About the Proposed Business Combination and Where to Find It

This press release relates to a proposed business combination transaction (the “Merger”) among the parties set forth above and is referred herein as the business combination. A full description of the terms of the business combination is provided in a registration statement on Form S-4 that BCG initially filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2022 (the “Form S-4”). This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document the Company or BCG has filed or may file with the SEC in connection with the proposed transactions. Each of BCG and the Company urge its investors, stockholders and other interested persons to read, the Form S-4, as amended, and the accompanying proxy statement/prospectus (and any amendments thereto) as well as other documents filed with the SEC because these documents will contain important information about BCG, the Company, and the Merger. After the Form S-4 is declared effective, the definitive proxy statement/prospectus will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Before making any voting or investment decision, investors, and stockholders of the Company are urged to carefully read the entire proxy statement, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. The Company stockholders and other interested persons are able to obtain a copy of the Form S-4, including the proxy statement/prospectus included therein, and other documents filed with the SEC, without charge, by directing a request to: Avalon Acquisition Inc., Two Embarcadero, Floor 8, San Francisco, CA, 94111, (415) 423-0010 or on the SEC’s website at www.sec.gov.

Participants in Solicitation

BCG and the Company, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of the Company’s stockholders in respect of the proposed business combination. The Company’s stockholders and other interested persons may obtain more detailed information about the names and interests of the directors and officers of BCG and the Company in the business combination set forth in the Company’s or BCG’s filings with the SEC, including, the Form S-4, as amended, and the accompanying proxy statement/prospectus (and any amendments thereto) and other documents filed with the SEC. These documents can be obtained free of charge from the sources specified above and at the SEC’s web site at www.sec.gov.

This press release does not contain all the information that should be considered concerning the business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Before making any voting or investment decision, investors and security holders are urged to read the Form S-4, as amended, and accompanying proxy statement/prospectus (and any amendments thereto) and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

No Offer or Solicitation

This press release will not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the business combination. This press release will also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combination and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company and its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC and the Form S-4 (and any amendments thereto). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

R. Rachel Hsu

Avalon Acquisition Inc.

RHsu@AvalonSPAC.com

T: (415) 423-0010